Exhibit 10.1

HITTITE MICROWAVE CORPORATION

2014 Senior Executive Cash Incentive Compensation Plan

The officers and other executives of Hittite Microwave Corporation (the “Company”) named on Exhibit A-1 are eligible to receive cash bonuses under the 2014 Senior Executive Cash Incentive Compensation Plan (the “Plan”), subject to execution of the Terms and Conditions of Participation set forth on Exhibit B.

1.              Each participant will be eligible to receive a cash bonus in respect of his or her services during 2014 (the “Bonus”), consisting of two components: an amount determined by reference to the Company’s financial performance in 2014 (the “Company Performance Bonus”) and an amount determined by the Compensation Committee of the Board of Directors based upon its determination, in its sole discretion, as to the extent to which individual performance objectives established by the Committee in advance for such participant (“MBOs”) have been met by the participant during 2014 (the “MBO Bonus”).

2.              Each participant will be assigned a target bonus amount (the “Target Bonus”), determined as a percentage of his or her base salary, of which 70% will be allocated to the Company Performance Bonus and 30% will be allocated to the MBO Bonus, which amounts will represent the bonuses to be paid assuming 100% attainment of the stated Company performance metrics and MBOs.

3.              The percentage of the MBO Bonus paid to any participant will be subject to increase or reduction based on the Committee’s determination, in its sole discretion, as to the extent to which the participant has attained or exceeded his or her MBO objectives; provided, that in no case will the MBO Bonus be paid at more than 150% of the targeted level.

4.              The percentage of the Company Performance Bonus paid will be subject to increase or reduction, in accordance with the matrices provided in paragraph 8 below, to the extent that actual performance varies from the targeted levels, and will be the same for all participants.

5.              The Company Performance Bonus will be allocated to the following Company financial performance measures:

(a)                                       One-half based upon the amount of the Company’s total revenue for 2014 (“Revenue”); and

(b)                                       One-half based upon the Company’s net income margin for 2014 (i.e., the percentage determined by dividing the Company’s net income by its revenue) (“Net Income Margin”); provided that

(c)                                        In no event will any Company Performance Bonus be paid if the Company’s earnings per share (“EPS”) for 2014 shall not equal or exceed its EPS for 2013 (the “Minimum EPS Requirement”).

6.              The Target Bonus for each participant in the Plan shall be as set forth on Exhibit A-1.

7.              For purposes of the foregoing paragraph 5, Revenue, Net Income Margin and EPS shall be determined by reference to the Company’s financial statements prepared in accordance with U.S. generally accepted accounting principles and, in the case of the Net Income Margin and EPS, after taking into account an accrual for the compensation expense associated with the bonuses to be paid hereunder; provided, that in determining the extent to which the targets for such performance measures have been achieved the Compensation Committee shall have discretion to increase or decrease the GAAP measures to include or exclude items that the Committee believes to be special or extraordinary, including, without limitation, restructuring-related expense, acquisition-related expense, gain or loss on disposition of businesses, non-recurring royalty payments, impairments of acquisition-related intangible assets, deferred tax adjustments, asset write-offs, write-downs and impairment charges, significant unforeseen legal costs or settlements and such other similar non-cash or non-recurring items as the Compensation Committee may determine in its sole discretion. In making any such adjustments the Committee will be guided by the principle that the Company’s compensation practices should not have the effect of deterring participants from taking actions that are beneficial for the Company because they might decrease the participants’ bonus payments, nor should they encourage participants to take actions that are detrimental to the Company because they might increase participants’ bonus payments.

8.              The amount, if any, of the Company Performance Bonus that is payable to any participant in respect of the Company’s Revenue or Net Income Margin shall be equal to the amount of the participant’s Target Bonus that is allocated to that measure, multiplied by a pay-out factor based on the actual value of such measure as determined by the Committee, in accordance with the tables set forth on Exhibit A-2, with linear interpolation between the nearest stated values where necessary.

9.              It is anticipated that the amounts, if any, of the Company Performance Bonus and MBO Bonus will be determined by the Compensation Committee at its first regularly scheduled meeting in 2015 and that such amounts, if any, shall be paid during the first quarter of 2015.

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